Exhibit 99.1

SUSSEX BANCORP APPOINTS ANTHONY LABOZZETTA AS
PRESIDENT AND CHIEF EXECUTIVE OFFICER

FRANKLIN, N.J., Jan. 22, 2010 (GLOBE NEWSWIRE) -- Sussex Bancorp (Nasdaq:SBBX - News) today announced the appointment of Mr. Anthony Labozzetta to serve as President and Chief Executive Officer of the Company and its Sussex Bank subsidiary. Mr. Labozzetta is an experienced banking executive with more than 24 years of experience in the Northern New Jersey marketplace. Mr. Labozzetta recently served as Executive Vice President of Retail Distribution for the Mid-Atlantic Division of TD Bank. Mr. Labozzetta joined TD Bank when its parent company acquired Interchange Financial Services Corporation. While at Interchange, Mr. Labozzetta was an integral part of the management team that grew the company from approximately $900 million in assets to over $1.6 million in assets and 32 retail locations through both organic growth and acquisitions. Mr. Labozzetta had served as the Chief Operating Officer of Interchange prior to its acquisition, after previously serving as Chief Financial Officer and joining the company as Treasurer.

The Company separately announced that Mr. Donald L. Kovach, Chairman, President and Chief Executive Officer, will remain as the Chairman of the Board of the Company and the Bank. In that capacity, he will, among other responsibilities, assist Mr. Labozzetta in his transition into the Sussex County, New Jersey marketplace.

Mr. Labozzetta stated: "I look forward to the opportunities and challenges presented by this position with Sussex. I believe we can mold this bank into the premier community bank franchise in the markets we serve."

Mr. Donald L. Kovach stated: "Our Search Committee reviewed many potential candidates for this position and believed Tony was by far the best qualified. I look forward to working with him to enhance the value of Sussex Bancorp"

Sussex Bancorp is the holding company for Sussex Bank, a community bank serving commercial and individual customers across northern New Jersey, Orange County, New York and Pike and Wayne counties in Pennsylvania through ten branch locations. The Company is also the parent of Tri-State Insurance Agency, a full-service insurance agency located in Sussex County, New Jersey.